Ford


NEWS

Contact:    George Pipas
            313-323-9216
            gpipas@ford.com

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS JANUARY U.S. SALES

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o Ford Five Hundred, Ford Freestyle, and Mercury Montego buck industry trend as
  January sales eclipse December sales.
o Ford Mustang continues torrid sales pace; convertible production underway.
o Ford Escape sets January record; Mercury Mariner adds to Ford's strong showing in small SUV segment.
o Overall Ford sales decline 12 percent compared with a year ago as January auto sales payback following strong December.

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DEARBORN,  Mich., Feb. 1 - Bucking an industry trend, Ford's recently introduced flagship sedans and crossover sport utility vehicle posted higher sales in January. While January industry sales declined an estimated 30 percent compared with December, combined sales for the Ford Five Hundred, Ford Freestyle, and Mercury Montego increased in January. Sales for the Chicago-produced products totaled 10,921, up 5 percent from December.

"This is a great showing for our new products in an otherwise weak month," said Earl Hesterberg, Ford group vice president, North America Marketing Sales and Service.

Ford Mustang continued to set a torrid sales pace in January as sales to individual retail customers were 33 percent higher than a year ago. Lower fleet deliveries partially offset the increase in retail demand resulting in an overall Mustang sales increase of 4 percent.




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"The Mustang is the hottest car in the industry," said  Hesterberg.  "It is very unusual for a sports coupe to sell this well in the middle of winter. Our dealers and customers are looking forward to the arrival of the convertible, which started production this week."

Sales for Ford's small sport utility vehicles continued to grow. The Ford Escape set a January sales record (12,868), up 17 percent compared with a year ago, and combined sales for the Escape and Mercury Mariner totaled 15,228, representing a 38 percent increase in small SUV sales compared with a year ago.

Overall January sales for the company totaled 201,542, down 12 percent from a year ago.


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